GENERAL STOCK OPTION PURCHASE PLAN OF

AFYA LTD.

1.	SOP's Goals

1.1.	The granting of options for purchasing shares issued by AFYA Ltd. (‘Company’) has as an objective to contribute to the achievement of the Company's financial and strategic goals, by aligning the interests of the shareholders, officers, managers and strategic talents of the Company or any other of its controlled companies, thus enabling maximization of the value of the Company.

1.1.1.	To achieve said objectives, the Company shall grant to the Beneficiaries (as defined in Section 2.2 (b) below) an option to purchase shares issued by the Company, under the terms and conditions of both this general plan for the granting of options for purchasing the Company's shares (the ‘SOP’) and the agreement for the granting of an option for purchasing shares to be entered into with each one of the Beneficiaries (‘Option Agreement’ and ‘Option’, respectively).

1.1.2.	The form of the Option Agreement forms as integral part of this SOP as Exhibit 1.

2.	Management

2.1.	The management of this SOP shall be incumbent upon the Board of Directors of the Company.

2.2.	In accordance with the terms and conditions of this SOP and Article 23.4(d) of Company's Articles of Association, as amended, from time to time (‘Articles of Association’), the Board of Directors shall have full power to:

a)	take all the necessary and appropriate measures for managing this SOP, including in terms of the construal, detailing and application of the general rules set forth herein;

b)	select, at its sole discretion, who should be granted the Options, under the terms of Section 3 below (the ‘Beneficiaries’);

c)	set forth the appropriate rules for the granting of the Option to each one of the Beneficiaries, approving the respective Option Agreement, which may differ for each one of the Beneficiaries, in particular with respect to the criteria for the setting of the number of Shares (as defined in tem 4.2 below) subject to the Option and Strike Price (as defined in item 5.2 below);

d)	amend the terms and conditions of the Options granted with the purpose of adapting them to any new legal requirements, including for the proper classification of this SOP under the law; and

e)	authorize the Company's officers to execute Option Agreements with the several Beneficiaries, as well as any necessary amendments upon decision of the Board of Directors.

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2.3.	The Board of Directors, exercising its powers, is subject only to the limits set in law, in the Articles of Association, in any shareholders' agreements filed at the Company’s head office, and in this SOP.

3.	Beneficiaries

3.1.	Eligibility. In accordance with the conditions of this SOP, only employees, managers and/or strategic consultants of the Company and its controlled companies who have been selected by the Board of Directors of the Company shall be eligible to participate as Beneficiaries in the Option.

3.2.	Execution. The Option shall be granted by the execution of the Option Agreement.

4.	Shares subject to the SOP

4.1.	Number of Shares per Beneficiary. Upon granting of the Option, the Board of Directors shall define the number of shares to be issued by the Company for the Option of each Beneficiary, under the conditions provided for in this SOP.

4.2.	Total number of Shares. The total number of shares subject to this SOP will not exceed, on any date, four percent (4.0%) of the total shares issued by the Company (‘Shares’).

4.2.1.	The Shares subject to the Option shall be class A common shares of a nominal or par value of US$ 0.00005 (each), which shall confer to its holder all the rights set forth in the Articles of Association.

4.2.2.	In accordance with Article 4.1(a) and Article 23.4(a) of the Articles of Association, the Board of Directors shall approve the capital increase arising from the exercise of each Option.

4.3.	Shareholder rights. No shareholder rights (including, but not limited to voting and dividend rights) will be granted to the Beneficiary, regardless of whether or not the Option is exercised, subject to the provisions set forth in Sections 4.4 and 5.2 below.

4.4.	Dividend rights. Notwithstanding the provisions of Section 4.3 above, the Beneficiary shall be entitled to one hundred per cent (100%) of the dividends or of any other earnings attributed to the Shares acquired by it (‘Earnings’), related to the fiscal year in which the Option is exercised and so long as the Beneficiary holds the Shares, without prejudice to all the rights inherent to such Beneficiary’s status as shareholder so long as such Beneficiary remains the holder of the Shares.

5.	Exercise

5.1.	Vesting Period. The Beneficiary will acquire the right to purchase a particular number of Shares issued by the Company, up to the total amount of Shares of its respective Option. This purchase shall be partially exercised over up to five (5) lots pursuant to the terms of each Beneficiary’s Option Agreement, beginning preferably on May 1 of the year following the date of execution of the Option Agreement (‘Vesting Period’).

5.1.1.	The Beneficiary shall have a term of three (3) years counted from the date it acquires the right to purchase/subscribe Shares to exercise its Option, on five (5) annual occasions, which are: (i) from the 1st to the 15th of February of each year; or
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(ii) from the 1st to the 15th of the month immediately following each disclosing date of the annual and/or quarterly interim financial statements (‘Exercise Windows’). The exercise notice shall be sent to the Chief Executive Officer, with a copy to the Company's Chief Legal Officer.

5.1.2.	Any portion of the Option not exercised under the terms and conditions set forth in this SOP and/or the Option Agreement shall legally cease, without notice to that effect, and the Beneficiary shall not be entitle to any indemnity or right to exercise, in the future, any accumulated non-exercised amounts.

5.1.3.	For the purpose of exercising the Option, the Beneficiary, shall, at the Company's discretion: (i) sign the subscription bulletin with the Company, in the event of issuance of new shares by the Company; or (ii) sign the Company's share transfer register in the event of use by the Company of the treasury stock, as well as the Company shall, through the evidence of the payment of the Strike Price by the Beneficiary, guarantee the registration of the subscription and/or the transfer of shares in the respective corporate books and/or book-entries.

5.1.4.	The obligation set forth under Section 5.1.3 above may, at the sole discretion of the Beneficiary, be fulfilled either by the Beneficiary or by any company, entity, investment fund, Brazilian or not, whose shares, quotas or any other titles representing their owner ship are fully held by the Beneficiary.

5.1.5.	Once approved by the Board of Directors, the Company is authorized to deliver shares in accordance with the notice of exercise to each Beneficiary until the 10th working day of the following month, upon the Beneficiary´s confirmation of payment.

5.2.	Strike Price. The strike price of the Option (‘Strike Price’) will be set forth in the Option Agreement, as defined by the Board of Directors, upon the granting of the Option to the Beneficiary.

5.3.	Payment. The Strike Price shall be paid with immediately available funds, by wire transfer of funds to the bank account held by the Company, in accordance with the provisions set forth in the Option Agreement.

5.4.	Lock-up. In certain cases, the Board of Directors, or whomever it delegates, may provide lock-up rules by which the Beneficiary, shall not sell, transfer or, in any way, disposes of Shares acquired in virtue of the exercise of the Option vested in specific periods.

6.	Resignation

6.1.	If any of the Beneficiaries is no longer a manager and/or employee, as applicable, of the Company and/or controlled companies, the following procedures and consequences shall be noted with respect to the granted Options and/or Shares purchased by the Beneficiaries and by reason of the event, as provided for in both this SOP and the Option Agreement with respect to the following:

Event	Rights
Voluntary resignation and/or request of resignation, termination without cause, removal (without cause), death or permanent disability	The Beneficiary may exercise the non-exercised vested portion and loses the right to exercise the non-vested portion
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Termination with just cause	The Beneficiary loses the right to exercise the vested and the non-vested portions

7.	Liquidity Events

7.1.	Liquidity Events. For the purpose of this SOP, the expression ‘Liquidity Event’ means any direct or indirect change in the Company's Controlling Block that results in the exit of all of the Controlling Shareholders from the Controlling Block and the inclusion of a new controlling shareholder in the Controlling Block.

7.1.1.	For the purpose of this SOP, the expression ‘Controlling Block’ means the current block formed of the Controlling Shareholders, whose purpose is to guide the corporate activities and the function of the Company's bodies.

7.1.2.	For the purpose of this SOP, the expression ‘Controlling Shareholders’ means Bozano Educacional II Fundo de Investimento em Participações Multiestratégia (‘CRESCERA’), Mr. Nicolau Carvalho Esteves and Mrs. Rosângela de Oliveira Tavares Esteves, and their respective successors.

7.1.3.	For purposes of this SOP, it shall not be a Liquidity Event: (i) if any of the current Controlling Shareholders resigns as member of the Controlling Block, provided that the other(s) Controlling Shareholder(s) continue to control the Company; and (ii) if all of the Controlling Shareholders exit the Controlling Block and a new controlling shareholder does not take their place; and (iii) if there are potential changes resulting from the internal corporate reorganization of the corporate group, including, for example, the merger of the Company into one of its shareholders or exchange of shares within the Controlling Block or transfers to (a) direct or indirect controlling shareholders of any of the Controlling Shareholders, (b) companies controlled, directly or indirectly, by any of the current Controlling Shareholders, (c) direct or indirect controlling companies, of any of the Controlling Shareholders and (d) any company that is directly or indirectly controlled by the controlling shareholders of any of the Controlling Shareholders; provided that the current direct or indirect control structure of the Controlling Block is maintained.

7.2.	In the event of the Liquidity Event, should the Beneficiary be interested, the Option must be exercised within ten (10) calendar days counted from notification by the Company of the Liquidity Event. The notice regarding the exercise will be addressed to the Company's Chief Executive Officer, with a copy to the Chief Legal Officer.

7.2.1.	Non-Vested Option Portion. In the event that the Option which Vesting Period is still in course and therefore cannot be completed, the immediate exercise of the Option by the Beneficiary related to any non-completed Vesting Period(s) will be accelerated. The Beneficiary may, at its sole discretion, exercise the Option within no more than ten (10) calendar days from notification by the Company of the Liquidity Event. The exercise notice shall be sent to the Company's Chief Executive Officer, with a copy to the Company's Chief Legal Officer.

7.2.2.	Vested Option Portion. In the event that, on the date of the notification of the Liquidity Event to the Beneficiary, there are vested portions of the Option, in accordance with the table set forth in Section 5.1, the Beneficiary may, at its sole discretion, exercise the Option within no more than ten (10) calendar days from notification by the Company of the Liquidity Event. The exercise notice shall be sent to the Company's Chief Executive Officer, with a copy to the Company's Chief Legal Officer.
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8.	Term and Termination of this SOP

8.1.	This SOP will be in force indefinitely, as of this date, and may be terminated at any time by decision of the Board of Directors.

8.1.1.	The termination of this SOP shall not affect the efficacy of the Options still in effect based on this SOP.

8.2.	The Option shall be legally terminated without any right to indemnity to the Beneficiary: (i) due to its full exercise as authorized in this SOP; or (ii) due to the end of the term for its exercise, or (iii) due to resignation of the Company’s Beneficiary, under the conditions provided for in Section 6 above; or (iv) in the event of dissolution and liquidation of the Company.

9.	Miscellaneous

9.1.	No provisions of this SOP shall neither confer to the Beneficiary any guarantee to remain in the Company as an employee or until the end of its term of office as manager, nor shall it ensure its re-election for the referred position, nor shall it interfere in any manner with the right reserved by the Company to dismiss the manager.

9.2.	Nothing in this SOP may, in any way, limit or restrict the ability of the Board of Directors or the Company's shareholders to resolve on: (i) any increase, reduction, adjustment, reorganization or other change in the Company's capital structure or business or in the Company's capital structure or business of any of its controlled companies; (ii) any corporate transaction, including but not limited to the merger, incorporation, incorporation of shares, spin-off (partial or total); (iii) any issuance of securities of the Company and/or its controlled companies; (iv) the dissolution and/or liquidation of the Company and/or of its controlled companies; (v) any sale or total or partial transfer of the assets or business of the Company and/or of its controlled companies; (vi) any other corporate act of the Company and/or of its controlled companies.

9.3.	Should any split-ups or reverse splits of the shares issued by the Company occur, the amount of options granted in the context of this SOP shall be adjusted, proportionally, aiming to preserve the stake granted to each Beneficiary.

9.4.	Each Beneficiary must expressly adhere, by executing the Option Agreement, to the terms and conditions of this SOP, without exceptions whatsoever.

9.5.	The Board of Directors may, in the interests of the Company and its shareholders, review the terms and conditions of this SOP, provided that any revisions will not affect the Option Agreements already in force.

9.6.	Cases not referred to herein shall be decided on by the Board of Directors.

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